UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2015
FIRST FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	000-16759	35-1546989
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Financial Plaza
Terre Haute, Indiana 47807
(Address of Principal Executive Offices, including Zip Code)
(812) 238-6000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)    On December 28, 2015, First Financial Corporation (the “Corporation”) and its wholly-owned subsidiary, First Financial Bank (the “Bank,” and together with the Corporation, the “Company”), entered into an employment agreement (the “Agreement”) with each of Norman D. Lowery, Senior Vice President and Chief Operating Officer of the Corporation and the Bank, Rodger A. McHargue, Senior Vice President and Chief Financial Officer of the Corporation and the Bank and Steven H. Holliday, Senior Vice Present and Chief Credit Officer of the Corporation and the Bank; and the Bank entered into an Agreement with Karen L. Stinson-Milienu, Senior Vice President and Director of Branch Banking of the Bank. The Agreements are effective as of January 1, 2016 and have substantially similar terms.
Under the terms of each Agreement, the Company or the Bank, as applicable, have agreed to employ the executive for an initial term of twelve (12) months in his or her current position. Upon timely notice to the executive from the compensation committee of the board of directors of the Corporation, each executive’s term of employment under the agreement may be extended for additional one-year periods.
Effective January 1, 2016, each executive will receive an annual base salary set forth below, which may be increased, or under certain conditions decreased, from time to time as determined by the Company or the Bank, as applicable, and will participate in bonus opportunities provided to executive officers and other senior management of the Company as well as fringe benefit plans and benefits available to senior management or to employees of the Company generally.

Name	Annual Base Salary ($)
Norman D. Lowery	218,000
Steven H. Holliday	218,000
Rodger A. McHargue	213,600
Karen L. Stinson-Milienu	161,000

Each Agreement contains terms governing payments the executive would be entitled to receive in the event his or her employment is terminated, as follows:

•
If the executive’s employment terminates due to death, “disability” or for “just cause” (as such terms are defined in the Agreement), or if the executive voluntarily terminates his or her employment, then the executive will be entitled to receive the base salary, bonuses, vested rights, and other benefits due to him or her through the date of termination. Any benefits payable under insurance, health, retirement, bonus or other plans as a result of his or her participation in such plans through such date will be paid when and as due under those plans.

•
If the executive’s employment is terminated without just cause or if he or she terminates his or her employment for good reason, then the executive will be entitled to receive a cash severance payment in an amount equal to (i) one times his or her base salary plus (ii) the bonuses received by or payable to the executive in the prior calendar year. The executive would also receive cash reimbursements in an amount equal to the cost of obtaining all employee and other benefits that he or she would have otherwise been eligible to participate in or receive through the first anniversary of the executive’s termination date.

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•
If, as a result of a “change in control” (as such term is defined in the Agreement), the executive becomes entitled to any payments that are determined to be payments subject to excise taxes under Internal Revenue Code Sections 280G and 4999, then his or her severance benefit will be equal to the greater of (i) his or her benefit under the Agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (ii) his or her benefit under the Agreement without reduction, if such benefit results in a greater net after-tax amount after taking into account any excise taxes imposed.

The Agreement also includes confidentiality and non-solicitation provisions, as well as non-compete provisions that prohibit the executive, during his or her employment and for a period of one year following his or her termination, from directly or indirectly competing against the Company or the Bank, as applicable, within a 30-mile radius of Terre Haute, Indiana, except in the event of a termination without “just cause” or for “good reason.”
The foregoing description is a summary only and is qualified in its entirety by the full text of each executive’s Agreement, which are filed as Exhibits 10.1 through 10.4 to this Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits

10.1	Employment Agreement dated December 28, 2015 among Norman D. Lowery, First Financial Corporation and First Financial Bank, N.A.

10.2	Employment Agreement dated December 28, 2015 among Rodger A. McHargue, First Financial Corporation and First Financial Bank, N.A.

10.3	Employment Agreement dated December 28, 2015 among Steven H. Holliday, First Financial Corporation and First Financial Bank, N.A.

10.4	Employment Agreement dated December 28, 2015 between Karen L. Stinson-Milienu and First Financial Bank, N.A.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2015	FIRST FINANCIAL CORPORATION
	By:	/s/ Rodger A. McHargue
Rodger A. McHargue
Senior Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement dated December 28, 2015 among Norman D. Lowery, First Financial Corporation and First Financial Bank, N.A.
10.2	Employment Agreement dated December 28, 2015 among Rodger A. McHargue, First Financial Corporation and First Financial Bank, N.A.
10.3	Employment Agreement dated December 28, 2015 among Steven H. Holliday, First Financial Corporation and First Financial Bank, N.A.
10.4	Employment Agreement dated December 28, 2015 between Karen L. Stinson-Milienu and First Financial Bank, N.A.